Exhibit 99.1

FOR IMMEDIATE RELEASE                                      Contact:
                                                           Donna Dolan
                                                           800.322.6007
                                                           ir@nrvh.com



                   National R.V. Holdings' Board Rejects Offer

PERRIS, Calif., Nov. 28, 2005 -National R.V. Holdings, Inc. (NYSE: NVH), a leading manufacturer of recreational vehicles, today said its Board of Directors voted to reject a November 21 proposal from CC Acquisition Group, Inc. to acquire the Company. The Board of Directors, after consulting with its advisors, concluded that the proposal was inadequate.

"The Board carefully reviewed and considered the proposal and found it to severely undervalue the Company and its growth prospects and thus to not be in the best interests of our stockholders," said Chairman Doy B. Henley. "The Company is implementing a concrete business strategy with the goals of returning to profitability and positioning its business for the long term. We strongly believe this plan, which is demonstrating signs of genuine progress, offers the best alternative for stockholders to maximize value in the Company."

In addition, the Board will continue working with its financial advisor, The Spartan Group LLC, on its ongoing strategic planning process. In connection with that process, the Board voted to amend its stockholder rights plan to eliminate provisions relating to "Continuing Directors," and to make several amendments to the bylaws of the Company as described in a Form 8-K being filed today with the Securities and Exchange Commission. The amendments are intended to increase the chances that the Company's strategic plan to maximize value for stockholders can be successfully implemented in the near term.

  The following letter was mailed to CC Acquisition Group regarding the Company's decision about the proposed acquisition:

  November 28, 2005


  CC Acquisition Group, Inc.
  11100 Santa Monica Boulevard, Suite 800
  Los Angeles, California 90025


  Dear Sirs:

         The Board of Directors of National R.V. Holdings, Inc. has carefully considered the proposal to acquire the Company contained in your letter dated November 21, 2005. The Board believes that your proposal is inadequate, that it severely undervalues the Company and thus that it is not in the best interests of the Company's stockholders. The Board believes that the concrete business strategy that the Company is implementing will offer the best alternative for stockholders to maximize value in the Company. Accordingly, they have directed me to inform you that the Company has no interest in pursuing your proposal.

         The Board is dedicated to maximizing the value of the stockholders' investment in NVH. We evaluate NVH and its prospects on a regular basis and review the strategies that may be available to strengthen the Company and achieve the best possible financial results for its stockholders. The Directors are committed to a strategic path that they believe will meet these objectives. In light of this objective, the Company has retained The Spartan Group LLC to act as financial advisor to the Company to assist it in its ongoing strategic planning process.

         Spartan assisted the NVH directors in reviewing your proposal and will continue to assist us in evaluating all of our alternatives; however, in the absence of a clearly superior alternative, we believe the best course to maximize value for the stockholders of NVH at the current time is for the Company to continue to execute its strategic plan, which we believe is beginning to demonstrate early signs of genuine progress. As we monitor the Company's progress on this plan, we will continue to evaluate all alternatives that are available to us in a considered and deliberate manner, as we have done in the past.

         The Board also notes that, based on the public filings made to date by your group and its members, it appears that the members of your group may have exceeded the 15% thresholds set forth in NVH's stockholder rights plan and in
  Section 203 of the Delaware General Corporation Law. In light of the ramifications of such an event, the Board must make its own determination regarding whether that threshold was crossed, and the Company requests that you promptly provide the Board with sufficient documentation to determine whether your group's stockholdings has or has not exceeded such thresholds, including a detailed timeline of dates of discussions between Mr. Riley, his associates and Mr. Lee, as well as communications with the proposed lender referred to in your proposal, and actions taken to form CC Acquisition Group. Based upon his reported actions, we also believe that Mr. Lee may have breached his fiduciary duties to the Company by disclosing confidential and proprietary information to Mr. Riley. We request that you provide us with copies of all information pertaining to the Company that Mr. Lee provided to Mr. Riley, including the date of disclosure of such information.


  Sincerely,


/s/Doy B. HENLEY
  Doy B. Henley
  Chairman of the Board of Directors


About National R.V. Holdings, Inc. National R.V. Holdings, Inc., through its two wholly owned subsidiaries, National RV, Inc. (NRV) and Country Coach, Inc.
(CCI), is one of the nation's leading producers of motorized recreation vehicles. NRV is located in Perris, California where it produces Class A gas and diesel motor homes under model names Dolphin, Islander, Sea Breeze, Tradewinds and Tropi-Cal. CCI is located in Junction City, Oregon where it produces high-end Class A diesel motor homes under the model names Affinity, Allure, Inspire, Intrigue, and Magna, and bus conversions under the Country Coach Prevost brand.

This release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, the cyclical nature of the recreational vehicle industry; continuation of losses; seasonality and potential fluctuations in the Company's operating results; any material weaknesses in the Company's internal control over financial reporting or the failure to remediate any of the previously disclosed material weaknesses; any failure to implement required new or improved controls; the Company's ability to maintain its stock exchange listing; the Company's dependence on chassis suppliers; potential liabilities under dealer/lender repurchase agreements; competition; government regulation;
warranty claims; product liability; and dependence on certain dealers and concentration of dealers in certain regions. Certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested are set forth in the Company's filings with the Securities and Exchange Commission (SEC) and the Company's public announcements, copies of which are available from the SEC or from the Company upon request.



Contact: Donna Dolan
800.322.6007
ir@nrvh.com

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